Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Keurig Dr Pepper Inc. of our report dated March 3, 2026 relating to the financial statements of JDE Peet’s N.V. appearing in the Current Report on Form 8-K/A of Keurig Dr Pepper Inc. filed on June 11, 2026.

/s/ Deloitte Accountants B.V.

June 25, 2026

Amsterdam, The Netherlands